The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission relating to these securities is effective. We will deliver a final prospectus supplement and prospectus to purchasers of these securities. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-119725
SUBJECT TO COMPLETION, DATED JANUARY 18, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 10, 2004)

5,000,000 Shares

Common Stock

          We are offering 5,000,000 shares of our common stock in this offering. We have granted the underwriters an option to purchase up to 750,000 shares of our common stock on the same terms and conditions as set forth below to cover any over-allotments. Our common stock is listed on the Nasdaq National Market under the trading symbol “PLLL.” The last sale price of our common stock as reported on the Nasdaq National Market on January 14, 2005 was $5.28 per share.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement and page 2 of the accompanying prospectus.

		Underwriting	Proceeds To
		Discounts and	Parallel
	Price to Public	Commissions	(Before Expenses)

Per Share	$	$	$
Total	$	$	$

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      The underwriters expect to deliver the common stock to purchasers on or about February  , 2005.

Jefferies & Company, Inc.

The date of this prospectus supplement is January 18, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we are offering to sell our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes the specific terms of this offering of common stock. The accompanying prospectus gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

          You should rely on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of our common stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the respective documents or that the information we previously filed with the SEC and incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, prospects, financial condition and results of operations may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information about the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access at http://www.sec.gov. You can also obtain information about us at the offices of The Nasdaq Stock Market which is located at 1735 K Street N.W., Washington, D.C. 20006.

          Our website is located at http://www.plll.com. Our annual reports on Form  10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, shortly after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

          This prospectus supplement is part of a registration statement we filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

          The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings (excluding information furnished pursuant to items 2.02 and 7.01 of Form 8-K) we make with the SEC under

S-ii

Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering:

•	Parallel’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004;

•	Parallel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 13, 2004;

•	Parallel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 12, 2004;

•	Parallel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC on November 15, 2004;

•	Description of Parallel’s share capital contained in its Current Report on Form 8-K dated January 29, 2004, as filed with the SEC on January 30, 2004;

•	Parallel’s Current Reports on Form 8-K filed with the SEC on January 22, 2004, January 30, 2004, June 28, 2004, September 22, 2004, September 29, 2004, October 1, 2004, October 14, 2004, October 20, 2004, December 6, 2004, December 30, 2004, January 4, 2005 and January 7, 2005; and

•	Parallel’s Amendment No. 1 to Current Report on Form 8-K/ A filed with the SEC on December 13, 2004.

          You may request a copy of any of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Parallel Petroleum Corporation

1004 N. Big Spring, Suite 400
Midland, Texas 79701
Attention: Manager of Investor Relations
(432) 684-3727

          You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus supplement, the accompanying prospectus or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

          This prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements, as defined in Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act.

          These forward-looking statements relate to, among others, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	market prices;

•	sources of funds necessary to conduct operations and complete acquisitions;

S-iii

•	development costs;

•	number and location of planned wells;

•	our future commodity price risk management activities; and

•	our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

          We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus supplement and the accompanying prospectus, including, but not limited to:

•	fluctuations in prices of oil and natural gas;

•	demand for oil and natural gas;

•	losses due to potential or future litigation;

•	future capital requirements and availability of financing;

•	geological concentration of our reserves;

•	risks associated with drilling and operating wells;

•	competition;

•	general economic conditions;

•	governmental regulations;

•	receipt of amounts owed to us by purchasers of our production and counterparties to our hedging contracts;

•	hedging decisions, including whether or not to hedge;

•	events similar to September 11, 2001;

•	actions of third party co-owners of interests in properties in which we also own an interest; and

•	fluctuations in interest rates.

          We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus supplement or as of the date of the report or document in which they are contained, and we undertake no obligation to update that information. We urge you to carefully review and consider the disclosures made in this prospectus supplement, including the material in “Risk Factors” and our reports filed with the SEC and incorporated by reference herein that advise you of risks and factors that may affect our business.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information appearing in other sections of this prospectus supplement or the accompanying prospectus. It may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and the notes to those financial statements contained in those documents. The terms “Company,” “Parallel,” “we,” “us,” “our,” and similar terms refer to Parallel Petroleum Corporation and its consolidated subsidiaries, unless the context otherwise requires.

Our Business

          We are an independent oil and natural gas exploration and production company. Our focus is on the acquisition, development and exploitation of long-lived oil and natural gas reserves and, to a lesser extent, exploration for new oil and natural gas reserves. Our current producing properties are in the Permian Basin of west Texas and New Mexico, Liberty County in east Texas and the onshore Gulf Coast area of south Texas. In addition, we are actively evaluating, leasing, drilling and preparing to drill on new projects located in the Abo gas trend of New Mexico, the Barnett Shale gas trend of the Fort Worth Basin, the Cotton Valley Reef trend of east Texas and the Uinta Basin of Utah.

          At December 31, 2004, our proved reserves, which include our 2004 acquisitions discussed in “Recent Developments” below, were approximately 21.72 MMBoe, of which 87% were oil and 71% were proved developed. The SEC PV-10 of our proved reserves was $266.2 million as of December 31, 2004. For the twelve months ended December 31, 2003, and the nine months ended September 30, 2004, we produced 1,188 MBoe and 828 MBoe of oil and natural gas, respectively, which translates to a reserve life index of approximately 12.5 years at December 31, 2003. For the twelve month period ended December 31, 2003, and the nine month period ended September 30, 2004, we generated $33.9 million of net revenues, including $2.5 million of hedge losses, and $23.7 million of net revenues, including $5.4 million of hedge losses, respectively.

          Our principal executive offices are located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701 and our phone number is (432) 684-3727.

Summary Reserve and Production Data

Proved Reserves

          The table below shows that the SEC PV-10 of our proved reserves increased approximately 80%, to approximately $266.2 million as of December 31, 2004, compared to an estimated $147.8 million as of December 31, 2003. The net change in present value was the result of reserve additions from enhancements, drilling and acquisitions, reserve revisions and increased oil and natural gas prices, partially offset by both production and reserve dispositions during 2004.

	December 31,	December 31,	Percentage
	2003(a)	2004(a)	Change

Total Proved Reserves:
Oil (MMBbls)	12.08	18.91	57%
Gas (Bcf)	16.27	16.82	3%
Total Proved Reserves (MMBoe)	14.79	21.72	47%

	December 31,		December 31,		Percentage
	2003(a)		2004(a)		Change

SEC Reserve Categories:
PDP (MMBoe)	9.95		15.09		52%
PDNP (MMBoe)	1.00		0.32		-68%
PUD (MMBoe)	3.84		6.31		64%

Total Proved Reserves (MMBoe)	14.79	(b)	21.72	(c)	47%

SEC PV-10 ($MM)	$147.8	(b)	$266.2	(c)	80%

Price of oil per Bbl	$30.63	(b)	$40.60	(c)	33%
Price of natural gas per Mcf	$5.45	(b)	$5.65	(c)	4%

(a)	Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum engineers.

(b)	Based on December 31, 2003 realized oil and natural gas prices.

(c)	Based on December 31, 2004 realized oil and natural gas prices.

Current Production and Estimated Proved Reserves by Area/Property

          The table below summarizes, by area and property, our estimated current daily production as of January 11, 2005. The table also summarizes, by area and property, our estimated proved oil and natural gas reserves at December 31, 2004 based on the report of Cawley Gillespie.

								Estimated Total
		Estimated PDP		Estimated PDNP		Estimated PUD		Proved
	Estimated									% of
	Current		SEC PV-10		SEC PV-10		SEC PV-10		SEC PV-10	TOTAL
AREA/PROPERTY	Boepd	MMBoe	($MM)(a)	MMBoe	($MM)(a)	MMBoe	($MM)(a)	MMBoe	($MM)(a)	SEC PV-10

Permian Basin
Fullerton San Andres	1,640	9.82	$112.3	0.06	$1.1	1.52	$15.4	11.40	$128.8	48%
Carm-Ann San Andres/N. Means Queen	190	0.97	13.7	—	—	1.62	16.8	2.59	30.5	11%
Diamond M Shallow	140	1.32	12.3	0.20	3.7	1.69	18.1	3.21	34.1	13%
Diamond M Canyon Reef	150	0.36	5.1	—	—	0.96	17.8	1.32	22.9	9%
New Mexico Abo	10	0.03	0.5	—	—	—	—	0.03	0.5	0%
Other Permian Basin	450	1.49	16.9	—	—	0.52	6.0	2.01	22.9	9%

Total	2,580	13.99	$160.8	0.26	$4.8	6.31	$74.1	20.56	$239.7	90%

Onshore Gulf Coast of South Texas
Yegua/Frio	870	1.00	$22.2	0.06	$1.4	—	$—	1.06	$23.6	9%
Cook Mountain	290	0.10	2.9	—	—	—	—	0.10	2.9	1%

Total	1,160	1.10	$25.1	0.06	$1.4	—	$—	1.16	$26.5	10%

GRAND TOTAL	3,740	15.09	$185.9	0.32	$6.2	6.31	$74.1	21.72	$266.2	100%

(a)	Based on December 31, 2004 realized oil and natural gas prices.

Recent Developments

          From September 2004 through January 18, 2005, we effected a series of oil and gas property acquisitions in Andrews and Gaines counties, Texas for an aggregate net purchase price of approximately $38.9 million. Cawley Gillespie estimated that the recently acquired properties (excluding the properties acquired after December 31, 2004) contain aggregate proved reserves of approximately 5.19 MMBoe with an SEC PV-10 of approximately $60.9 million at December 31, 2004. These acquisitions are described below.

Fullerton Field, Andrews County, Texas, Permian Basin of west Texas.

          In September 2004, we purchased additional non-operated working interests in four leases located in Andrews County, Texas, which are part of our Fullerton Field properties that we initially acquired in

December 2002. The net purchase price for the interests in the four leases was approximately $15.3 million. The four leases cover approximately 1,480 gross (370 net) acres and include 100 gross (25 net) producing oil and natural gas wells. The properties are producing from the San Andres formation at a depth of approximately 4,400 feet. Since our acquisition of these interests in September 2004, our net daily production from the additional interests has been approximately 260 Boe. At December 31, 2004, these properties were estimated by Cawley Gillespie to contain approximately 1.95 MMBoe with an SEC PV-10 of approximately $23.9 million.

          In October 2004, we purchased working interests in two other non-operated leases that are also located in the Fullerton Field for a net purchase price of approximately $5.6 million. These two leases cover approximately 720 gross (349 net) acres and consist of 21 gross (9.7 net) producing oil and natural gas wells that are also producing from the San Andres formation at a depth of approximately 4,800 feet. Since our acquisition of these interests in October 2004, our net daily production from these two leases has been approximately 100 Boe. At December 31, 2004, these properties were estimated by Cawley Gillespie to contain approximately 0.65 MMBoe with an SEC PV-10 of approximately $6.5 million.

          We have budgeted approximately $3.7 million to fund the drilling and completion of thirteen new infill wells in the Fullerton Field in 2005.

Carm-Ann San Andres and North Means Queen Unit, Andrews and Gaines counties, Texas, Permian Basin of west Texas.

          In October and December 2004 and in January 2005, we acquired producing properties in the Carm-Ann San Andres and North Means Queen Unit located in Andrews and Gaines counties, Texas. The combined aggregate net purchase price was approximately $18.0 million. The properties include twenty-five leases covering approximately 5,360 gross (3,109 net) acres, with 67 gross (39 net) producing oil and natural gas wells. The properties produce from depths of approximately 4,200 to 4,900 feet. Our net daily production from these leases is approximately 277 Boe. At December 31, 2004, the properties acquired in October and December 2004 were estimated by Cawley Gillespie to contain 2.59 MMBoe with an SEC PV-10 of approximately $30.5 million. We are the operator of this project.

          We have budgeted approximately $4.1 million for twenty-two workovers and the drilling of thirteen new wells in the Carm-Ann San Andres and North Means Queen Unit properties in 2005.

          We may acquire additional interests in the Carm-Ann San Andres and North Means Queen Unit for an aggregate purchase price of approximately $764,000. These interests were covered by the agreements underlying the Carm-Ann San Andres and North Means Queen Unit property acquisitions described above, but were not purchased at the initial closings because of certain title defects. Subject to these title defects being cured, we expect to acquire the remaining interests in the first quarter of 2005.

          All of the acquisitions described above were financed with proceeds from our revolving credit facility provided by our bank lenders.

The Offering

Common stock offered by Parallel	5,000,000 shares. We have also granted the underwriters an option to purchase 750,000 additional shares to cover over-allotments, if any.

Common stock outstanding after the offering	30,439,292 shares.(1)

Use of Proceeds	We intend to use the net proceeds from this offering and from any exercise of the underwriter’s over-allotment option for general corporate purposes, including debt repayment and the acceleration of our drilling program in certain core areas.

Risk Factors	Investing in our common stock involves risk. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement and page 2 of the accompanying prospectus.

Nasdaq National Market symbol	PLLL.

(1)	The number of shares outstanding after this offering is based on 25,439,292 shares of our common stock outstanding as of January 18, 2005. This number assumes that the underwriter’s over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 750,000 shares of our common stock. This number excludes 1,783,750 shares of our common stock currently issuable upon exercise of outstanding stock options, 675,000 shares of our common stock currently issuable upon conversion of warrants and 2,714,285 shares of our common stock currently issuable upon conversion of our 6% convertible preferred stock.

RISK FACTORS

          The following should be considered carefully with the information provided elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in reaching a decision regarding an investment in our common stock.

Risks Related to Our Common Stock and the Offering

The price of our common stock may fluctuate which may cause our common stock to trade at a substantially lower price than the price which you paid for our common stock.

          The trading price of our common stock and the price at which we may sell securities in the future is subject to substantial fluctuations in response to various factors, including any of the following: our ability to successfully accomplish our business strategy; the trading volume in our stock; changes in governmental regulations; actual or anticipated variations in our quarterly or annual financial results; our involvement in litigation; general market conditions; the prices of oil and natural gas; announcements by us and our competitors; our liquidity; our ability to raise additional funds; and other events.

If securities analysts downgrade our stock or cease coverage of us, the price of our stock could decline.

          The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, there are many large, well-established, publicly traded companies active in our industry and market, which may mean that it is less likely that we will receive widespread analyst coverage. If one or more of the analysts who do cover us downgrade our stock, our stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Provisions in our corporate governance documents and Delaware law may delay or prevent an acquisition of Parallel, which could decrease the value of our common stock.

          Our certificate of incorporation, as amended, and our bylaws contain provisions that might be characterized as anti-takeover provisions. Our certificate of incorporation authorizes our Board of Directors to issue one or more classes or series of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as our Board of Directors may determine. Additionally, in October 2000, we adopted a stockholders’ rights plan. These items may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of our Board of Directors and make removal of our management more difficult. Delaware law also imposes some restrictions on mergers and other business combinations between our company and owners of 15% or more of our common stock. These provisions apply even if an acquisition proposal is considered beneficial by some stockholders and therefore could depress the value of our common stock.

Future sales of our common stock could adversely affect our stock price.

          Substantial sales of our common stock in the public market following this offering, or the perception by the market that those sales could occur, may lower our stock price or make it difficult for us to raise additional equity capital in the future. These potential sales could include sales of shares of our common stock by our directors and officers, who beneficially owned approximately 16.3% of the outstanding shares of our common stock as of January 18, 2005.

USE OF PROCEEDS

          We expect to receive net proceeds of approximately $           million after deducting underwriting discounts and estimated expenses of the offering payable by us. We plan to use the net proceeds for general corporate purposes, including debt repayment and the acceleration of our drilling program in certain core areas such as our Permian Basin properties and our Barnett Shale gas project. We intend to use the net proceeds from any exercise of the underwriter’s over-allotment option for the same purposes.

          The proceeds used in the acceleration of our drilling program will not be deployed all at once. Pending such use, we intend to use the net proceeds to repay borrowings under our revolving credit facility. We anticipate that the net proceeds will be available under our revolving credit facility as needed under the accelerated drilling program, subject to our compliance with conditions to funding and borrowing base recalculations.

CAPITALIZATION

          The following table shows our capitalization at September 30, 2004:

•	on an actual basis; and

•	on an as adjusted basis to reflect this offering, assuming no exercise of the underwriter’s over-allotment option and application of the estimated net proceeds to repay borrowings under our revolving credit facility.

          This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated by reference herein.

	September 30, 2004

	Actual	As Adjusted

	($ in thousands)
Cash and cash equivalents	$3,712	$3,712
Long-term debt:
Revolving credit facility(1)	$55,000	$30,659	(2)

Stockholders’ equity:
Series A preferred stock — par value $0.10 per share, authorized 50,000 shares	–	–
Preferred stock — 6% convertible preferred stock — par value $0.10 per share (liquidation preference of $10 per share), authorized 10,000,000 shares, issued and outstanding 950,000 and 950,000	95	95
Common stock — par value $0.01 per share, authorized 60,000,000 shares, issued and outstanding 25,414,292 and 30,414,292	254	304
Additional paid-in capital	48,285	72,576	(2)
Retained earnings	20,263	20,263
Accumulated comprehensive loss	(13,187)	(13,187)

Total stockholders’ equity	$55,710	$80,051	(2)

Total capitalization	$110,710	$110,710

(1)	Our long-term debt under our revolving credit facility would have been $78.6 million if our acquisitions since September 30, 2004 described in “Prospectus Supplement Summary — Recent Developments” above had been completed as of September 30, 2004.

(2)	Assuming a sales price of $5.28 per share (the closing sales price on January 14, 2005) and the payment of underwriting fees and offering expenses.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

          As of January 18, 2005, there were 25,439,292 shares of our common stock outstanding, held by approximately 1,583 holders. This number does not include any beneficial owners for whom shares of common stock may be held in “nominee” or “street” name. Our common stock is traded on the Nasdaq National Market under the symbol “PLLL.” The following table sets forth, for the periods indicated, the high and low closing price per share of our common stock, as reported on the Nasdaq National Market. The last reported sale price of common stock on the Nasdaq National Market on January 14, 2005 was $5.28 per share.

	High	Low

2002
First Quarter	$4.38	$3.08
Second Quarter	3.41	2.60
Third Quarter	2.95	2.15
Fourth Quarter	2.91	2.03

2003
First Quarter	$3.10	$2.51
Second Quarter	4.03	2.40
Third Quarter	3.86	3.15
Fourth Quarter	4.49	3.19

2004
First Quarter	$4.67	$3.60
Second Quarter	5.35	3.83
Third Quarter	5.68	4.38
Fourth Quarter	5.60	4.83

2005
First Quarter (through January 14, 2005)	$5.28	$5.10

          We have never declared or paid cash dividends on our common stock, and we do not anticipate that we will pay any cash dividends on our common stock for the foreseeable future.

UNDERWRITING

          Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, Jefferies & Company, Inc. has agreed to purchase 5,000,000 shares of our common stock.

          The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriter are true;

•	there has been no material adverse change in our condition or in the financial markets; and

•	we deliver to the underwriter the customary closing documents.

Over-allotment Option

          We have granted the underwriter a 30-day option after the date of the underwriting agreement to purchase, in whole or in part, up to an aggregate of 750,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. Such option may be exercised to cover over-allotments, if any, made in connection with the common stock offering.

Commission and Expenses

          We have been advised by the underwriter that it proposes to offer the common stock directly to the public at the public offering price set forth on the front cover page of this prospectus supplement and to selected dealers (who may include the underwriter) at the offering price less a selling concession not in excess of $           per share. The underwriter may allow, and the selected dealers may reallow, a discount from the concession not in excess of $           per share to other dealers. After the common stock offering, the underwriter may change the offering price and other selling terms.

          The following table shows the underwriting fees to be paid to the underwriter by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares of common stock. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us to purchase the shares.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

          We estimate the total expenses payable by us in connection with the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

Stabilization and Short Positions

          In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions and underwriter covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriter of the shares of common stock in excess of the number of shares the underwriter is obligated to purchase, which create an underwriter short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares of common stock that it may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing the shares in the open market.

•	The underwriter’s covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover the underwriter’s short position. In determining the source of the shares of common stock to close out the short position, the underwriter will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares of common stock than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

          These stabilizing transactions and underwriter covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

          Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

          We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute payments that may be required to be made in respect thereof.

Lock-up Agreements

          We, our directors, our executive officers and certain of our significant stockholders have agreed, for a period of 180 days from the date of this prospectus supplement, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock or enter into any derivative transaction with similar effect as a sale of common stock, without the prior written consent of the underwriter. The restrictions described in this paragraph do not apply to (a) shares sold under this offering, (b) a bona fide gift of any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, (c) securities issued or sold in connection with any of our stock option or employee benefit plans or (d) securities issued or sold in connection with the conversion of any of our outstanding 6% convertible preferred stock or the exercise of our outstanding warrants.

Listing

          Our shares of common stock are traded on the Nasdaq National Market under the symbol “PLLL.”

Affiliations

          The underwriter has performed investment banking, commercial banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of its business.

Discretionary Sales

          No sales to accounts over which the underwriter has discretionary authority may be made without the prior written approval of the customer.

Electronic Distribution

          A prospectus and prospectus supplement in electronic format may be made available on Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

          Other than the prospectus and prospectus supplement in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or this prospectus supplement or the registration statement for which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

ADDITIONAL AGREEMENTS

          We have an agreement with Stonington Corporation, pursuant to which upon completion of this offering it will receive $175,000 from the proceeds of this offering, for performing advisory and consulting services in connection with this offering.

LEGAL MATTERS

          The validity of the common stock and certain other legal matters will be passed upon for us by Lynch, Chappell & Alsup, P.C., Midland, Texas and Haynes and Boone, LLP, Dallas, Texas. Certain legal matters in connection with the common stock will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

          The consolidated financial statements of Parallel Petroleum Corporation as of December 31, 2003 have been incorporated by reference into this prospectus supplement in reliance upon the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated by reference into this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Parallel Petroleum Corporation as of December 31, 2002 and for the years ended December 31, 2002 and 2001 have been incorporated by reference into this prospectus supplement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference into this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

          Certain information with respect to the oil and gas reserves of Parallel derived from the reports of Cawley, Gillespie & Associates, Inc., independent petroleum engineers, has been included and incorporated by reference in this prospectus supplement upon the authority of said firm as experts with respect to the matters covered in such report and in giving such report.

GLOSSARY OF CERTAIN OIL AND NATURAL GAS TERMS

          In this prospectus supplement the following terms have the meanings specified below.

Bbl — One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

Bcf — Billion cubic feet of natural gas.

Boe — Barrels of oil equivalent, computed on an approximate energy equivalent basis that six thousand cubic feet of natural gas equals one barrel of oil.

Boepd — Barrels of oil equivalent produced per day.

MBoe — Thousands barrels of oil equivalent.

Mcf — Thousands cubic feet of natural gas.

MMBbl — Million barrels of oil.

MMBoe — Million barrels of oil equivalent.

PDP — Proved developed producing reserves.

PDNP — Proved developed non-producing reserves.

PUD — Proved undeveloped reserves.

SEC PV-10 — Estimated discounted future net cash flows discounted at an annual cost of 10%.

PROSPECTUS

$100,000,000

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS

      We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Parallel common stock is quoted on the Nasdaq National Market under the symbol “PLLL.”

       You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 2 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 10, 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

ABOUT PARALLEL PETROLEUM CORPORATION

      We are an independent oil and natural gas exploration and production company. Our focus is on the acquisition, development and exploitation of long-lived oil and natural gas reserves and, to a lesser extent, exploring for new oil and natural gas reserves. Our current producing properties are in the Permian Basin of west Texas and New Mexico, Liberty County in east Texas and the onshore Gulf Coast area of south Texas. In addition, we are actively evaluating, leasing, drilling and preparing to drill on new projects located in the Abo gas trend of New Mexico, the Barnett Shale gas trend of the Fort Worth Basin, the Cotton Valley Reef trend of east Texas and the Uinta Basin of Utah. Our principal executive offices are located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701 and our phone number is (432) 684-3727.

      As of December 31, 2003, our proved reserves were approximately 14.8 MMBoe, of which 82% were oil and 74% were proved developed. The related PV-10 value of our proved reserves was $147.8 million as of December 31, 2003. For the twelve months ended December 31, 2003, we produced 1,188 MBoe of oil and natural gas, which translates to a reserve life index of approximately 12.5 years. For the twelve month period ended December 31, 2003, we generated $33.9 million of revenues.

RISK FACTORS

      The following should be considered carefully with the information provided elsewhere in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference in reaching a decision regarding an investment in the securities.

Risks Related to Our Business

The volatility of the oil and natural gas industry may have an adverse impact on our operations.

      Our revenues, cash flows and profitability are substantially dependent upon prevailing prices for oil and natural gas. In recent years, oil and natural gas prices and, therefore, the level of drilling, exploration, development and production, have been extremely volatile. Any significant or extended decline in oil or natural gas prices will have a material adverse effect on our business, financial condition and results of operations and could impair access to future sources of capital. Volatility in the oil and natural gas industry results from numerous factors over which we have no control, including:

•	the level of oil and natural gas prices, expectations about future oil and natural gas prices and the ability of international cartels to set and maintain production levels and prices;

•	the cost of exploring for, producing and transporting oil and natural gas;

•	the level and price of foreign oil and natural gas transportation;

•	available pipeline and other oil and natural gas transportation capacity;

•	weather conditions;

•	international political, military, regulatory and economic conditions;

•	the level of consumer demand;

•	the price and the availability of alternative fuels;

•	the effect of worldwide energy conservation measures; and

•	the ability of oil and natural gas companies to raise capital.

      Significant declines in oil and natural gas prices for an extended period may:

•	impair our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reduce the amount of oil and natural gas that we can produce economically;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow; and

•	reduce the carrying value of our oil and natural gas properties.

      No assurance can be given that current levels of oil and natural gas prices will continue. We expect oil and natural gas prices, as well as the oil and natural gas industry generally, to continue to be volatile.

We must replace oil and natural gas reserves that we produce. Failure to replace reserves may negatively affect our business.

      Our future performance depends in part upon our ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves decline as they are depleted and we must locate and develop or acquire new oil and natural gas reserves to replace reserves being depleted by production. No assurance can be given that we will be able to find and develop or acquire additional reserves on an economical basis. If we cannot economically replace our reserves, our results of operations may be materially adversely affected.

We are subject to uncertainties in reserve estimates and future net cash flows.

      There is substantial uncertainty in estimating quantities of proved reserves and projecting future production rates and the timing of development expenditures. No one can measure underground accumulations of oil and natural gas in an exact way. Accordingly, oil and natural gas reserve engineering requires subjective estimations of those accumulations. Estimates of other engineers might differ widely from those of our independent petroleum engineers, and our independent engineers may make material changes to reserve estimates based on the results of actual drilling, testing, and production. As a result, our reserve estimates often differ from the quantities of oil and natural gas we ultimately recover. Also, we make certain assumptions regarding future oil and natural gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions could greatly affect our estimates of reserves, the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, the classifications of reserves based on risk of recovery, and estimates of the future net cash flows. Some of our reserve estimates are made without the benefit of a lengthy production history and are calculated using volumetric analysis. Those estimates are less reliable than estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay and an estimation of the productive area.

      The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated oil and natural gas reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and natural gas properties also will be affected by factors such as:

•	actual prices we receive for oil and natural gas;

•	the amount and timing of actual production;

•	supply and demand of oil and natural gas;

•	limits of increases in consumption by natural gas purchasers; and

•	changes in governmental regulations or taxation.

      The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do.

      We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production;

•	integrating new technologies; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

      Many of our competitors have financial, technological and other resources substantially greater than ours, and some of them are fully integrated oil and natural gas companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

We do not control all of our operations and development projects.

      Substantially all of our business activities are conducted through joint operating agreements under which we own partial interests in oil and natural gas wells.

      At September 1, 2004, we owned interests in 271 gross (196.12 net) oil and natural gas wells for which we were the operator and 782 gross (210.36 net) oil and natural gas wells where we were not the operator. These wells include 103 gross (72.74 net) wells for which we were the operator and 172 gross (19.8 net) wells where we were not the operator which are shut-in pending evaluation for workover, remediation and exploitation.

      If we do not operate wells in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of underlying properties. The failure of an operator of our wells to adequately perform operations, or an operator’s breach of the applicable agreements, could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

      Since we do not have a majority interest in most wells we do not operate, we may not be in a position to remove the operator in the event of poor performance.

Our business involves many operating risks, which may result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.

      Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

•	fires;

•	natural disasters;

•	explosions;

•	pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;

•	weather;

•	failure of oilfield drilling and service tools;

•	changes in underground pressure in a formation that causes the surface to collapse or crater;

•	pipeline ruptures or cement failures;

•	environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases; and

•	availability of needed equipment at acceptable prices, including steel tubular products.

      Any of these risks can cause substantial losses resulting from:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.

      We do not insure against the loss of oil or natural gas reserves as a result of operating hazards or insure against business interruption. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

The oil and natural gas industry is capital intensive.

      The oil and natural gas industry is capital intensive. We make substantial capital expenditures for the acquisition, exploration for and development of oil and natural gas reserves.

      Historically, we have financed capital expenditures primarily with cash generated by operations, proceeds from bank borrowings and sales of our equity securities. In addition, we have sold and may consider selling additional non-core assets to raise additional operating capital. From time to time, we may also reduce our ownership interests in 3-D seismic and other projects in order to reduce our capital expenditure requirements, depending on our working capital needs.

      Our cash flow from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the level of oil and natural gas we are able to produce from existing wells;

•	the prices at which oil and natural gas are sold; and

•	our ability to acquire, locate and produce new reserves.

Any one of these variables can materially affect our ability to borrow under our revolving credit facility.

      If our revenues or the borrowing base under our revolving credit facility decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to undertake or complete future drilling projects. We may, from time to time, seek additional financing, either in the form of increased bank borrowings, sales of debt or equity securities or other forms of financing, and there can be no assurance as to the availability of any additional financing upon terms acceptable to us.

There are risks in acquiring producing properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, increasing the scope, geographic diversity and complexity of our operations and incurrence of additional debt.

      Our business strategy includes growing our reserve base through acquisitions. Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in unanticipated expenses and losses. In addition, we may assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

      We are continually investigating opportunities for acquisitions. In connection with future acquisitions, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing.

      Possible future acquisitions could result in our incurring additional debt, contingent liabilities and expense, all of which could have a material adverse effect on our financial condition and operating results.

The marketability of our natural gas production depends on facilities that we typically do not own or control.

      The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through natural gas gathering systems and natural gas pipelines that we do not own. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such systems and pipelines.

We are subject to many restrictions under our revolving credit facility.

      We may depend on our revolving credit facility for future capital needs. As required by our revolving credit facility with our bank lenders, we have pledged substantially all of our oil and natural gas properties as collateral to secure the payment of our indebtedness. The revolving credit facility restricts our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations. We are also required to comply with certain financial covenants and ratios. Although we were in compliance with these covenants as of September 30, 2004, in the past we have had to request waivers from our banks because of our noncompliance with certain of these financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under the revolving credit facility could result in a default under the revolving credit facility, which could cause all of our existing indebtedness to be immediately due and payable.

      The revolving credit facility limits the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion, based upon projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of all lenders. If all lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base determined by each lender. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. Currently, we do not have any substantial properties that are not pledged and no assurance can be given that we would be able to make any mandatory principal prepayments required under the revolving credit facility.

If we default under our revolving credit facility, the lenders could foreclose on, and acquire control of, substantially all of our assets.

      The lenders under our revolving credit facility have liens on substantially all of our assets. As a result of the liens held by our revolving credit facility lenders, if we fail to meet our payment or other obligations under the revolving credit facility, those lenders would be entitled to foreclose on substantially all of our assets and liquidate those assets.

Our producing properties are geographically concentrated.

      A substantial portion of our proved oil and natural gas reserves are located in the Permian Basin of west Texas. Specifically, at December 31, 2003, approximately 84% of the discounted present value of our proved reserves were located in the Permian Basin. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells from mechanical problems, damages to the current producing reservoirs, significant governmental regulation, including any curtailment of production, or interruption of transportation of oil or natural gas produced from the wells.

Hedging activities create a risk of financial loss.

      In order to manage our exposure to price risks in the marketing of our oil and natural gas, we have in the past and expect to continue to enter into oil and natural gas price risk management arrangements with respect to a portion of our expected production. We use swap, floor, and collar hedging arrangements that generally result in a fixed price or a range of minimum and maximum price limits over a specified time period. Hedging contracts limit the benefits we will realize if actual prices rise above the contract price. Our hedging arrangements may expose us to the risk of financial loss in certain circumstances. In a typical hedge transaction, the hedging party will have the right to receive from the counterparty to the hedge, the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, the hedging party is required to pay the counterparty this difference multiplied by the quantity hedged. In this case, if we are the hedging party we would be required to pay the difference regardless of whether we had sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require us to make payments under the hedge agreements even though the payments are not offset by sales of production. Hedging will also prevent us from receiving the full advantage of increases in oil or natural gas prices above the fixed amount specified in the hedge. In addition, these transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the arrangement;

•	the counterparties to our future contracts fail to perform under the contract; or

•	a sudden, unexpected event materially impacts oil or natural gas prices.

      In the past, some of our hedging contracts required us to deliver cash collateral or other assurances of performance to the counterparties in the event that our payment obligations exceeded certain levels. Future collateral requirements are uncertain but will depend on arrangements with our counterparties and highly volatile natural gas and oil prices.

We are subject to complex federal, state and local laws and regulations that could adversely affect our business.

      Extensive federal, state and local regulation of the oil and gas industry significantly affects our operations. In particular, our oil and natural gas exploration, development and production, are subject to stringent environmental regulations. These regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and natural gas wells and other related facilities. These regulations may become more demanding in the future. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	environmental protection;

•	reports concerning operations; and

•	taxation.

      Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property damage;

•	oil spills;

•	discharge of hazardous materials;

•	reclamation costs;

•	remediation and clean-up costs; and

•	other environmental damages.

      Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.

Declining oil and natural gas prices may cause us to record ceiling test write-downs.

      We use the full cost method of accounting to account for our oil and natural gas operations. This means that we capitalize the costs to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the capitalized costs of oil and natural gas properties may not exceed a ceiling limit, which is based on the present value of estimated future net revenues, net of income tax effects, from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. These rules generally require pricing future oil and natural gas production at unescalated oil and natural gas prices in effect at the end of each fiscal quarter. If capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess against earnings. This is called a ceiling test write-down. This non-cash impairment charge does not affect cash flow from operating activities, but it does reduce stockholders’ equity. Impairment charges cannot be restored by subsequent increases in the prices of oil and natural gas.

      The risk that we will be required to write down the carrying value of our oil and natural gas properties increases when oil and natural gas prices decline. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.

      We did not recognize impairment of our oil and natural gas properties in 2003. We cannot assure you that we will not experience ceiling test write-downs in the future.

Terrorist activities may adversely affect our business.

      Terrorist activities, including events similar to those of September 11, 2001 or armed conflict involving the United States may adversely affect our business activities and financial condition. If events of this nature occur and persist, the resulting political and social instability could adversely affect prevailing oil and natural gas prices and cause a reduction in our revenues. In addition, oil and natural gas production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged. Costs associated with insurance and other security measures may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

We are highly dependent upon key personnel.

      Our success is highly dependent upon the services, efforts and abilities of key members of our management team. Our operations could be materially and adversely affected if one or more of these individuals becomes unavailable for any reason.

      We do not have employment agreements or long term contractual arrangements with any of our officers or other key employees. In periods of improving market conditions, our ability to obtain and retain qualified consultants on a timely basis may be adversely affected. Our future growth and profitability will also be dependent upon our ability to attract and retain other qualified management personnel and to effectively manage our growth. There can be no assurance that we will be successful in doing so.

Part of our business is seasonal in nature.

      Weather conditions affect the demand for and price of oil and natural gas and can also delay drilling activities, temporarily disrupting our overall business plans. Demand for oil and natural gas is typically higher during winter months than summer months. However, warm winters can also lead to downward price trends. As a result, our results of operations may be adversely affected by seasonal conditions.

Risks Related to this Offering

There is no public market for some of the securities offered by this prospectus.

      There is no existing trading market for the securities, except for our common stock, offered by this prospectus. We can provide no assurance regarding the development of a market for these securities, the ability of the holders to sell the securities or the price at which the holders may be able to sell the securities.

We will have broad discretion in how we use the net proceeds from this offering.

      We intend to use the net proceeds from this offering primarily for general corporate purposes, including repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. However, our management has not designated a specific use for any of the net proceeds and will have broad discretion over their use. Our management may allocate the net proceeds differently than investors in this offering would have preferred, or we may not maximize our return on the net proceeds.

WHERE YOU CAN FIND MORE INFORMATION

      Parallel files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information Parallel has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about Parallel at the offices of The Nasdaq Stock Market which is located at 1735 K Street N.W., Washington, D.C. 20006.

      Our homepage on the Internet’s World Wide Web is located at http://www.plll.com. Our annual reports on Form 10-K and our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

      This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

      The SEC allows us to “incorporate by reference” the information Parallel has filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that Parallel files with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Parallel makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

•	Parallel’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004;

•	Parallel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 13, 2004;

•	Parallel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 12, 2004;

•	Parallel’s Current Reports on Form 8-K filed with the SEC on January 22, 2004, January 30, 2004, June 28, 2004, September 22, 2004, September 29, 2004, October 1, 2004, October 14, 2004 and October 20, 2004; and

•	Description of Parallel’s share capital contained in its Current Report on Form 8-K dated January 29, 2004, as filed with the SEC on January 30, 2004.

      You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or calling:

Parallel Petroleum Corporation

1004 N. Big Spring, Suite 400
Midland, Texas 79701
Attention: Manager of Investor Relations
(432) 684-3727

      You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING INFORMATION

      This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements, as defined in Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act.

      These forward-looking statements relate to, among others, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	market prices;

•	our future commodity price risk management activities; and

•	our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

      We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise publicly any forward-looking statements. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus, including, but not limited to:

•	fluctuations in prices of oil and natural gas;

•	future capital requirements and availability of financing;

•	geological concentration of our reserves;

•	risks associated with drilling and operating wells;

•	competition;

•	general economic conditions;

•	governmental regulations;

•	receipt of amounts owed to us by purchasers of our production and counterparties to our hedging contracts;

•	hedging decisions, including whether or not to hedge;

•	events similar to September 11, 2001;

•	actions of third party co-owners of interests in properties in which we also own an interest; and

•	fluctuations in interest rates.

      We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.

USE OF PROCEEDS

      Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including the following:

•	repayment or refinancing of debt;

•	acquisitions;

•	working capital;

•	capital expenditures; and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Six Months Ended
	June 30, 2004	2003	2002	2001	2000	1999

Ratio of Earnings to Fixed Charges	4.91	5.85	42.67	n/a(1)	5.43	n/a(1)
Ratio of Earnings to Fixed Charges and Preferred Dividends	3.85	4.63	22.96	n/a(2)	3.81	n/a(2)

(1)	Earnings were insufficient to cover fixed charges by $2.5 million for 1999 and $10.8 million for 2001.

(2)	Earnings were insufficient to cover fixed charges and dividends by $3.1 million for 1999 and $11.4 million for 2001.

      For purposes of this table, “earnings” consist of income before income taxes, extraordinary items and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest, but including amortization of amounts previously capitalized). “Fixed charges” consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, and an estimate of the interest within rental expense.

DESCRIPTION OF THE DEBT SECURITIES

      The debt securities of Parallel covered by this prospectus will be Parallel’s general unsecured obligations. Parallel will issue senior debt securities on a senior unsecured basis under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a senior indenture. Parallel will issue subordinated debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of Parallel’s unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt of Parallel (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to Parallel’s other subordinated debt that may be outstanding from time to time.

      We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

      In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Parallel mean Parallel Petroleum Corporation only.

Provisions Applicable to Each Indenture

      General. The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that Parallel may issue. Parallel may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

      Parallel conducts substantial operations through subsidiaries, and those subsidiaries generate substantial operating income and cash flow. As a result, distributions or advances from those subsidiaries are a significant source of funds needed to meet the debt service obligations of Parallel. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of Parallel to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. In addition, unless the subsidiaries provide a subsidiary guarantee, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of Parallel on their assets and earnings.

      If specified in the prospectus supplement, the debt securities will be general obligations of Parallel’s subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “— Subsidiary Guarantees.”

      The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event Parallel participates in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require Parallel to repurchase their securities in the event of a decline in Parallel’s credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

      Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Parallel or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

      Parallel may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If Parallel sells these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

      If Parallel sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

      Subsidiary Guarantees. Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of Parallel’s subsidiaries. Such guarantees will be full and unconditional. If a series of debt securities is so guaranteed by any of Parallel’s subsidiaries, the applicable subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by Parallel’s subsidiaries.

      The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

      Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

      If a series of debt securities is guaranteed by Parallel’s subsidiaries and is designated as subordinate to Parallel’s senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of Parallel’s senior debt. See “Provisions Applicable Solely to Subordinated Debt Securities — Subordination.”

      Consolidation, Merger and Sale of Assets. The indentures generally permit a consolidation or merger between Parallel and another entity. They also permit Parallel to sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets. Parallel has agreed, however, that it will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if it is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of its covenants and obligations under the indenture and the debt securities.

      Upon any such consolidation or merger in which Parallel is not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving Parallel, the resulting entity or transferee will be substituted for Parallel under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, Parallel will be released from the applicable indenture.

      Events of Default. Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Parallel; and

•	any other event of default provided for that series of debt securities.

      A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

      If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

      A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

      This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

      In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•	with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

      The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

      The indentures require Parallel to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

      Modification and Waiver. Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

      Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations under the indenture of Parallel by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights Parallel has under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

      The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

      Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at Parallel’s option, either of the following will occur:

•	Parallel will be discharged from its obligations with respect to the debt securities of that series (“legal defeasance”); or

•	Parallel will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

      If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Parallel to pay principal, premium and interest on the debt securities will also survive.

      Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

      Governing Law. New York law will govern the indentures and the debt securities.

      Trustee. If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

      Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

      Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Parallel designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

      The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents Parallel initially designates, Parallel may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Parallel is required to maintain an office or agency for transfers and exchanges in each place of payment. Parallel may at any time designate additional transfer agents for any series of debt securities.

      In the case of any redemption, Parallel will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

      Payment and Paying Agent. Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At Parallel’s option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

      Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. Parallel may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

      If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Midland, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

      Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

      Notices. Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

      Replacement of Debt Securities. Parallel will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to Parallel and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and Parallel may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

      Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

      Subordination. Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, Parallel may not make any payment of principal or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

      The subordination does not affect Parallel’s obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

      The subordinated indenture does not limit the amount of Senior Debt that Parallel may incur. As a result of the subordination of the subordinated debt securities, if Parallel becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

      Unless we inform you otherwise in a prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of Parallel, unless the debt states that it is not senior to the subordinated debt securities or other junior debt of Parallel. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

DESCRIPTION OF CAPITAL STOCK

      The following description of Parallel’s common stock, preferred stock, certificate of incorporation and bylaws is a summary only and is subject to the complete text of Parallel’s certificate of incorporation and bylaws, which we have filed as exhibits to the registration statement. You should read those documents for provisions that may be important to you.

General

      Our authorized capital stock consists of 60,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share, issuable in one or more series, with such dividend rates, liquidation preferences, redemption, conversion and voting rights and such further designations, powers, preferences, rights, limitations and restrictions as may be fixed and determined by our board of directors, all without action of our stockholders.

      As of October 1, 2004, 25,439,293 shares of common stock and 950,000 shares of 6% convertible preferred stock were outstanding.

Common Stock

      Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to our stockholders. Since the common stock does not have cumulative voting rights, the holders of more than 50% of the shares may, if they choose to do so, elect all the directors of Parallel and, in that event, the holders of the remaining shares will not be able to elect any directors. The holders of our common stock are entitled to participate fully in dividends, if any are declared by the board of directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock are and will be subject to any prior rights of outstanding shares of our preferred stock. We have never paid cash dividends on our common stock. The holders of our common stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. Our common stock is not assessable.

Preferred Stock

      Our board of directors may establish, in addition to the 6% convertible preferred stock described below, without stockholder approval, one or more classes or series of our preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our board of directors may designate. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances.

      The prospectus supplement relating to any series of preferred stock Parallel is offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock designation with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

      The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used by an incumbent board of directors to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction. Alternatively, such an issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. The issuance of preferred stock could adversely affect the voting power of the common stockholders. It could also affect the likelihood that holders of the common stock will receive dividend payments and payments upon liquidation. Although the board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of the stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which Parallel securities are traded.

6% Convertible Preferred Stock

      The following statements are brief summaries of certain provisions relating to our outstanding shares of 6% convertible preferred stock:

      Dividend Rights. Holders of our outstanding 6% convertible preferred stock are entitled to receive, when and as declared by our board of directors out of funds legally available therefor, cumulative cash dividends at the annual rate of $.60 per share, payable semi-annually on the fifteenth day of June and December in each year. Dividends are cumulative and are payable to holders of record on such record dates as are fixed by Parallel’s board of directors. Except as provided below with respect to parity stock, no dividend may be declared on any other series or class of stock ranking on a parity with or junior to the preferred stock with respect to payment of dividends, unless dividends on the preferred stock since the date of issue thereof to the date of such distribution, whether accumulated or not, shall have been paid or declared and set aside for payment. When dividends are not paid in full upon the 6% convertible preferred stock and any parity stock, any dividends which are paid will be paid pro rata among all shares of such stock. If full cumulative dividends on the 6% convertible preferred stock have not been declared and paid or set apart for payment, we may not declare or pay or set apart for payment any dividends or make any other distributions of, or make any payment on account of the purchase, redemption or retirement of, the common stock or any other stock of Parallel ranking as to dividends or distributions of assets on liquidations, dissolution or winding up of the company junior to the preferred stock (other than, in the case of dividends or distributions, dividends or distributions paid in shares of common stock or such other junior ranking stock), until full cumulative dividends on the 6% convertible preferred stock are declared and paid or set apart for payment.

      Conversion Rights. The shares of 6% convertible preferred stock are convertible, prior to redemption, into common stock at the initial conversion price of $3.50 per share, each share of preferred stock being valued at $10.00 for the purpose of such conversion. The conversion price is subject to adjustment of certain events, including (i) dividends and other distributions payable in common stock on any class of capital stock of Parallel, unless such payment increases the number of shares of outstanding common stock by less than 1%, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than the current market price, (iii) subdivisions, combinations and reclassifications of common stock, and (iv) distributions to all holders of common stock of evidences of indebtedness or assets of Parallel (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid in cash out of earned surplus).

      Liquidation Preference. Upon any liquidation, dissolution or winding up of Parallel, whether voluntary or involuntary, the holders of preferred stock have preference and priority over the common stock and any other class or series of stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payment out of the assets of Parallel or proceeds thereof available for distribution to stockholders of $10.00 per share plus all dividends accrued and unpaid thereon, and after such payment the holders of preferred stock shall be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of Parallel, the assets of the company or proceeds thereof are insufficient to make the full liquidation payment of $10.00 per share plus all accrued and unpaid dividends on the preferred stock and full liquidation payments on any other preferred stock ranking as to liquidation on a parity with the preferred stock, then such assets and proceeds shall be distributed among the holders of the preferred stock and any such other preferred stock ratably in accordance with the respective amounts which would be payable upon liquidation, dissolution or winding up on such shares of preferred stock and any such other preferred stock if all amounts payable thereon were paid in full. A consolidation or merger of Parallel with or into one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the company.

      Optional Cash Redemption. We may, at our option, redeem shares of preferred stock for cash in whole at any time, or from time to time in part, at a redemption price of $10.00 per share together with accrued and unpaid dividends, upon written notice mailed to each holder of record of shares to be redeemed not more than 60 days and not less than 30 days prior to the redemption date.

      Voting Rights. The preferred stock has no voting rights, except as set forth below or as otherwise from time to time may be required by law.

      So long as any shares of preferred stock remain outstanding, the affirmative vote or consent of the holders of a majority of the shares of the preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a class with the holders of all other series of preferred stock ranking on a parity with the preferred stock as to dividends or upon liquidation, dissolution or winding up of Parallel and upon which like voting rights have been conferred and are then exercisable), will be necessary to permit, effect or validate the repeal, amendment or other change of any of the provisions of the certificate of incorporation which would materially and adversely affect any right, preference or privilege of the preferred stock or of the holders thereof.

Rights to Purchase Series A Preferred Stock

      On October 5, 2000, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record at the close of business on October 16, 2000. Each right entitles the registered holder to purchase from Parallel one one-thousandth (1/1,000) of a share of Series A Preferred Stock, par value $0.10 per share at a purchase price of $26.00 per one one-thousandth (1/1,000) of a share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement between Parallel and Computershare Trust Company, Inc., as Rights Agent. A copy of the Rights Agreement is included as an exhibit to the registration statement of which this prospectus is a part.

      Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate rights certificates will be distributed. The rights will separate from the common stock upon the earlier of (i) ten (10) business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock (the “Stock Acquisition Date”), or (ii) ten (10) business days (or such later date as the board of directors shall determine) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning fifteen percent (15%) or more of such outstanding shares of common stock. The date the rights separate is referred to as the “Distribution Date”.

      Until the Distribution Date, (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after October 16, 2000 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificates. Under the Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Preferred Stock will be issued.

      The rights are not exercisable until the Distribution Date and will expire at the close of business on October 5, 2010, unless earlier redeemed by Parallel as described below.

      As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates will represent the rights. Except in connection with shares of common stock issued or sold upon the exercise of stock options under any employee plan or arrangements, or upon the exercise, conversion or exchange of securities issued by Parallel after the adoption of the Rights Agreement, or as otherwise determined by the board of directors, only shares of common stock issued prior to the Distribution Date will be issued with rights.

      If (i) Parallel is the surviving corporation in a merger or other business combination with an Acquiring Person (or any associate or affiliate thereof) and its common stock remains outstanding and unchanged, (ii) any person shall acquire beneficial ownership of more than fifteen percent (15%) of the outstanding shares of common stock (except pursuant to (A) certain consolidations or mergers involving Parallel or sales or transfers of the combined assets, cash flow or earning power of Parallel and its subsidiaries or (B) an offer for all outstanding shares of common stock at a price and upon terms and conditions which the board of directors determines to be in the best interests of Parallel and its stockholders), or (iii) there occurs a reclassification of securities, a recapitalization of Parallel or any of certain business combinations or other transactions (other than certain consolidations and mergers involving Parallel and sales or transfers of the combined assets, cash flow or earning power of Parallel and its subsidiaries) involving Parallel or any of its subsidiaries which has the effect of increasing by more than one percent (1%) the proportionate share of any class of the outstanding equity securities of Parallel or any of its subsidiaries beneficially owned by an Acquiring Person (or any associate or affiliate thereof), each holder of a right (other than the Acquiring Person and certain related parties) will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of Parallel) having a value equal to two times the Purchase Price of the right. Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. The events described in this paragraph are referred to as “Flip-in Events”.

      For example, at a Purchase Price of $26.00 per right, each right not owned by an Acquiring Person (or by certain related parties or transferees) following an event set forth in the preceding paragraph would entitle its holder to purchase $52.00 worth of common stock (or other consideration, as noted above) for $26.00. Assuming that the common stock had a per share market price of $5.20 at such time, the holder of each valid right would be entitled to purchase 10 shares of common stock for $26.00.

      If, at any time following the Stock Acquisition Date, (i) Parallel enters into a merger or other business combination transaction in which Parallel is not the surviving corporation, (ii) Parallel is the surviving corporation in a consolidation, merger or similar transaction pursuant to which all or part of the outstanding shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) more than 50% of the combined assets, cash flow or earning power of Parallel and its subsidiaries is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets, cash flow of earning power by or to subsidiaries of Parallel as specified in the Rights Agreement), each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the right. The events described in this paragraph are referred to as “Flip-over Events”. Flip-in Events and Flip-over Events are referred to collectively as “Triggering Events”.

      The Purchase Price payable, the number and kinds of shares covered by each right and the number of rights outstanding are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Preferred Stock) or subscription rights or warrants (other than those referred to in (ii) immediately above).

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent (1%) of the Purchase Price. No fractional shares of Preferred Stock are required to be issued (other than fractions which are integral multiples of one one-thousandth (1/1,000) of a share of Preferred Stock) and, in lieu thereof, Parallel may make an adjustment in cash based on the market price of the Preferred Stock on the trading date immediately prior to the date of exercise.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding shares of common stock, our board of directors may, without payment of the Purchase Price by the holder, exchange the rights (other than rights owned by such person or group, which will become void), in whole or in part, for shares of common stock at an exchange ratio of one-half ( 1/2) the number of shares of common stock (or in certain circumstances Preferred Stock) for which a right is exercisable immediately prior to the time of Parallel’s decision to exchange the rights (subject to adjustment).

      At any time until the Stock Acquisition Date, Parallel may redeem the rights in whole, but not in part, at a price of $0.001 per right (payable in cash, shares of common stock or other consideration deemed appropriate by the board of directors). Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and the only entitlement right of the holders of rights will be to receive the $0.001 redemption price.

      Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Parallel, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Parallel, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for common stock (or other consideration) of Parallel or for common stock of an acquiring company as set forth above or if the Rights are redeemed.

      Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by the board of directors at any time during the period in which the rights are redeemable. At any time when the rights are no longer redeemable, the provisions of the Rights Agreement may be amended by the Board only if such amendment does not adversely affect the interest of holders of rights (excluding the interest of any acquiring Person); provided, however, that no amendment may cause the rights again to become redeemable.

      The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is being filed as an exhibit to the registration statement of which this prospectus is a part.

Business Combinations under Delaware Law

      We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time the person becomes an interested stockholder. These restrictions do not apply if:

•	before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

•	upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of a least two-thirds of our outstanding voting stock not owned by the interested stockholder.

      Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

      Our certificate of incorporation, as amended, and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

Removal of Directors; Advance Notice Provisions for Stockholder Nominations; Stockholder Nomination Procedure

      Any director may be removed from office, with or without cause, only by the affirmative vote of a majority of the then outstanding shares entitled to vote for an election of directors at any special meeting of stockholders duly called and held for such purpose. Any stockholder wishing to submit a nomination to the board of directors must follow the procedures outlined in our bylaws and our most recent proxy statement.

Unanimous Consent of Stockholders Required for Action by Written Consent

      Under our certificate of incorporation, as amended, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, (303) 262-0600.

DESCRIPTION OF WARRANTS

      Parallel may issue warrants to purchase any combination of debt securities, common stock, preferred stock, rights or other securities of Parallel or any other entity. Parallel may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. Parallel will issue warrants under one or more warrant agreements between it and a warrant agent that we will name in the prospectus supplement.

      The prospectus supplement relating to any warrants Parallel is offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

      We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

      If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

      We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

      We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

      The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

      The validity of the offered securities and other matters in connection with any offering of the securities, other than with respect to the debt securities covered by this prospectus, will be passed upon for us by Lynch, Chappell & Alsup, P.C., Midland, Texas, our outside counsel. The validity of the debt securities covered by this prospectus and other matters in connection with any offering of the debt securities will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas, our special outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel.

EXPERTS

      The consolidated financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Parallel Petroleum Corporation as of December 31, 2002 and for the years ended December 31, 2002 and 2001 have been incorporated by reference into this prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference into this prospectus, and upon the authority of said firm as experts in accounting and auditing.

      Certain information with respect to the oil and gas reserves of Parallel derived from the reports of Cawley, Gillespie and Associates, Inc., independent petroleum engineers, has been included and incorporated by reference in this prospectus upon the authority of said firm as experts with respect to the matters covered in such report and in giving such report.

INTERESTS OF NAMED EXPERTS AND COUNSEL

      We have agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on our past financial statements incorporated by reference in this prospectus.

5,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Jefferies & Company, Inc.